Exhibit 3.2

                           Chapman and Cutler
                         111 West Monroe Street
                        Chicago, Illinois  60603

                            November 17, 1995

Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois  60181

The Bank of New York
Unit Investment Trust Division
101 Barclay Street
New York, New York  10286


Re: Van Kampen American Capital Equity Opportunity Trust, Series 21,
                     Gold & Income Trust, Series 1

Gentlemen:

     We have acted as counsel for Van Kampen American Capital Distributors, Inc., Depositor of Van Kampen American Capital Equity Opportunity Trust, Series 21, Gold & Income Trust, Series 1 (the "Trust"), in connection with the issuance of Units of fractional undivided interest in the Trust, under a Trust Agreement dated November 17, 1995 (the "Indenture") among Van Kampen American Capital Distributors, Inc., as Depositor, Interactive Data Corporation, as Evaluator, Van Kampen American Capital Investment Advisory Corp., as supervisory Servicer, and The Bank of New York, as Trustee.

     In this connection, we have examined the Registration Statement, the Prospectus, the Indenture, and such other instruments and documents as we have deemed pertinent.

     The assets of the Trust will consist of a portfolio of foreign equity securities ("Equity Securities") and U.S dollar denominated high yield, high risk foreign corporate and sovereign debt obligations ("Bonds") (collectively, "Securities").

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing Federal income tax law:

     In the opinion of Chapman and Cutler, special counsel for the Sponsor, under existing law:

      1. The Trust is not an association taxable as a corporation for federal income tax purposes; each Unitholder will be treated as the owner of a pro rata portion of each of the assets of the Trust under the Internal Revenue Code of 1986 (the "Code"); and the income of the Trust will be treated as income of the Unitholders thereof under the Code. Each Unitholder will be considered to have received his pro rata share of income derived from each Security when such income is considered to be received by the Trust. Each Unitholder will also be required to include in taxable income for Federal income tax purposes original issue discount with respect to his interest in any Bonds held by the Trust at the same time and in the same manner as through the Unitholder were the direct owner of such interest.

      2. Each Unitholder will have a taxable event when the Trust disposes of a Security, or when the Unitholder redeems or sells his Units. A Unitholder's tax basis in his Units will equal his tax basis in his pro rata portion of all of the assets of the Trust. Unitholders must reduce the tax basis of their Units for their share of accrued interest received, if any, on Bonds delivered after the date the Unitholders pay for the Units to the extent that such interest accrued on such Bonds during the period from the Unitholder's settlement date to the date such Bonds are delivered to the Trust and, consequently, such Unitholders may have an increase in taxable gain or reduction in capital loss upon the disposition of such Units. Gain or loss upon the sale or redemption of Units is measured by comparing the proceeds of such sale or redemption with the adjusted basis of the Units. If the Trustee disposes of Securities (whether by sale, exchange, payment on maturity, redemption or otherwise), gain or loss is recognized by the Unitholder (subject to various non-recognition provisions of the Code). The amount of any such gain or loss is measured by comparing the Unitholder's pro rata share of the total proceeds from such disposition with his basis for his
fractional  interest  in  the  asset disposed  of.   In  the  case  of  a
Unitholder who purchases his Units, such basis (before the adjustments described below) is determined by apportioning the tax basis for the Units among each of the Trust assets ratably according to value as of the valuation date nearest the date of acquisition of the Units.

      3. The basis of each Unit and of each Bond which was issued with original issue discount (or which has market discount) must be increased by the amount of accrued original issue discount (and market discount, if the Unitholder elects to include market discount in income as it accrues) and the basis of each Unit and of each Bond which was purchased by the Trust at a premium must be reduced by the annual amortization of bond premium which the Unitholder has properly elected to amortize under
Section 171 of the Code. The tax cost reduction requirements of the Code relating to amortization of bond premium may, under some circumstances, result in the Unitholder realizing a taxable gain when his Units are sold or redeemed for an amount equal to or less than his original cost. Original issue discount is effectively treated as interest for Federal income tax purposes and the amount of original issue discount in this case is generally the difference between the bond's purchase price and its stated redemption price at maturity. A Unitholder will be required to include in gross income for each taxable year the sum of his daily portions of any original issue discount attributable to the Bonds held by the Trust as such original issue discount accrues for such year even though the income is not distributed to the Unitholders during such year unless a Bond's original issue discount is less than a "de minimis" amount as determined under the Code. To the extent the amount of such discount is less than the respective "de minimis" amount, such discount shall be treated as zero. In general, original issue discount accrues daily under a constant interest rate method which takes into account the semi-annual compounding of accrued interest.

      4. For Federal income tax purposes, a Unitholder's pro rata portion of dividends as defined by Section 316 of the Code paid by a corporation with respect to the Equity Securities held by the Trust is taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unitholder's pro rata portion of dividends paid on such Equity Securities which exceed such current and accumulated earnings and profits will first reduce a Unitholder's tax basis in such Equity Securities, and to the extent that such dividends exceed a Unitholder's tax basis in such Equity Securities shall generally be treated as capital gain. In general, any such capital gain will be short-term unless a Unitholder has held his Units for more than one year.

     If a Unitholder's tax basis of his pro rata portion in any Bonds held by the Trust exceeds the amount payable by the issuer of the Bonds with respect to such pro rata interest upon maturity (or, in certain cases, the call date) of the Bond, such excess would be considered premium which may be amortized by the Unitholder at the Unitholder's election as provided in Section 171 of the Code.

     Certain  of  the  Bonds  in the Trust may have  been  acquired  with
"original issue discount." In the case of any Bonds in the Trust acquired with "original issue discount" that exceeds a "de minimis" amount as specified in the Code, such discount is includable in taxable income of the Unitholders on an accrual basis computed daily, without regard to when payments of interest on such Bonds are received. The Code provides a complex set of rules regarding the accrual of original issue discount. These rules provide that original issue discount generally accrues on the basis of a constant compound interest rate over the term of the Bonds. Similarly, these special rules would apply to a Unitholder if the tax basis of his pro rata portion of a Bond issued with original issue discount exceeds his pro rata portion of its adjusted issue price.

     If a Unitholder's tax basis in his pro rata portion of Bonds is less than the allocable portion of such Bond's stated redemption price at maturity (or, if issued with original issue discount, the allocable portion of its "revised issue price"), such difference will constitute market discount unless the amount of market discount is "de minimis" as specified in the Code. Market discount accrues daily computed on a straight line basis, unless the Unitholder elects to calculate accrued market discount under a constant yield method.

     Accrued market discount is generally includable in taxable income to the Unitholders as ordinary income for Federal tax purposes upon the receipt of serial principal payments on the Bonds, on the sale, maturity or disposition of such Bonds by the Trust, and on the sale by a Unitholder of Units, unless a Unitholder elects to include the accrued market discount in taxable income as such discount accrues. If a Unitholder does not elect to annually include accrued market discount in taxable income as it accrues, deductions for any interest expense incurred by the Unitholder which is incurred to purchase or carry his Units will be reduced by such accrued market discount. In general, the portion of any interest expense which was not currently deductible would ultimately be deductible when the accrued market discount is included in income.

     The tax basis of a Unitholder with respect to his interest in a Bond is increased by the amount of original issue discount (and market discount, if the Unitholder elects to include market discount in income as it accrues) thereon properly included in the Unitholder's gross income as determined for Federal income tax purposes and reduced by the amount of any amortized acquisition premium which the Unitholder has properly elected to amortize under Section 171 of the Code. A Unitholder's tax basis in his Units will equal his tax basis in his pro rata portion of all of the assets of the Trust.

     To the extent dividends received by the Trust are attributable to foreign corporations, a corporation that owns Units will not be entitled to the dividends received deduction with respect to its pro rata portion of such dividends, since the dividends received deduction is generally available only with respect to dividends paid by domestic corporations.

     Each Unitholder's pro rata share of each expense paid by the Trust is deductible by the Unitholder to the same extent as though the expense had been paid directly by such Unitholder. It should be noted that as a result of the Tax Reform Act of 1986, certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income. Unitholders may be required to treat some or all of the expenses paid by the Trust as miscellaneous itemized deductions subject to this limitation.

     As discussed above, a Unitholder may recognize taxable gain (or loss) when a Security is disposed of by the Trust or if the Unitholder disposes of a Unit. For taxpayers other than corporations, net capital gains are subject to a maximum marginal stated tax rate of 28%. However, it should be noted that legislative proposals are introduced from time to time that affect tax rates and could affect relative differences at which ordinary income and capital gains are taxed.

     "The Revenue Reconciliation Act of 1993" (the "Tax Act") raised tax rates on ordinary income while capital gains remain subject to a 28% maximum stated rate for taxpayers other than corporations. Because some or all capital gains are taxed at a comparatively lower rate under the Tax Act, the Tax Act includes a provision that recharacterizes capital gains as ordinary income in the case of certain financial transactions that are "conversion transactions" effective for transactions entered into after April 30, 1993.

     Each  Unitholder  (other  than certain foreign  investors)  will  be requested to provide the Unitholder's taxpayer identification number to the Trustee and to certify that the Unitholder has not been notified that payments to the Unitholder are subject to back-up withholding. If the proper taxpayer identification number and appropriate certification are not provided when requested, distributions by the Trust to such Unitholder (including amounts received upon the redemption of Units) will be subject to back-up withholding.

     At the termination of the Trust, the Trustee will furnish to each Unitholder of the Trust a statement containing information relating to the dividends received by the Trust on the Securities, the gross proceeds received by the Trust from the disposition of any Security (resulting from redemption or the sale of any Security), and the fees and expenses paid by the Trust. The Trustee will also furnish annual information returns to Unitholders and to the Internal Revenue Service.

     It should be noted that payments to the Trust of dividends on Equity Securities that are attributable to foreign corporations may be subject to foreign withholding taxes. Any dividends withheld as a result thereof will nevertheless be treated as income to the Unitholders. Because under the grantor trust rules, an investor is deemed to have paid directly his share of foreign taxes that have been paid or accrued, if any, an investor may be entitled to a foreign tax credit or deduction for United States tax purposes with respect to such taxes.

     The foregoing opinion relates only to the tax treatment of U.S. Unitholders ("U.S. Unitholders") with regard to federal income taxes. As used herein, the term "U.S. Unitholder" means an owner of a Unit of the Trust that (a) is (i) for United States federal income tax purposes a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source or (b) does not qualify as a U.S. Unitholder in paragraph (a) but whose income from a Unit is effectively connected with such Unitholder's conduct of a United States trade or business. The term also includes certain former citizens of the United States whose income and gain on the Units will be taxable. The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including state or local taxes, foreign taxation, United States tax consequences to non-U.S. Unitholders or collateral tax consequences with respect to the purchase, ownership and disposition of Units.
                                    Very truly yours

                                    Chapman and Cutler
MJK/cjw